INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 22nd day of June, 2001, between VANGUARD WORLD FUNDS, a Delaware business trust (the "Trust"), and Alliance Capital Management L.P., a Delaware limited partnership ("Adviser").


     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust offers a series of shares known as Vanguard U.S. Growth Fund (the "Fund"); and

     WHEREAS, the Trust desires to retain Adviser to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Trust determines to assign to Adviser (referred to in this Agreement as the "Alliance Portfolio"), and Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT OF ADVISER. The Trust hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the Alliance Portfolio. The Trust's Board of Trustees may, from time to time, make additions to, and withdrawals from, the Alliance Portfolio. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF ADVISER. The Trust employs Adviser to manage the investment and reinvestment of the assets of the Alliance Portfolio, to continuously review, supervise and administer an investment program for such assets, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

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3.   SECURITIES  TRANSACTIONS.  Adviser is  authorized  to select the brokers or dealers that will execute purchases and sales of securities for the Alliance Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions (including any transactions effected pursuant to a directed brokerage arrangement), except as otherwise permitted by the Board of Trustees of the Trust pursuant to written policies and procedures provided to Adviser. Subject to policies established by the Trust's Board of Trustees, Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Adviser's overall responsibilities with respect to the accounts as to which Adviser exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Adviser will promptly communicate to the Trust's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

4. COMPENSATION OF ADVISER. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Alliance Portfolio for the quarter:
          0.32% on the first $300 million of average month-end net assets;
          0.20% on the next $700 million of average month-end net assets;
          0.15% on the next $1 billion of average month-end net assets;
          0.12% on the next $18 billion of average month-end net assets; and 0.10% on average month-end net assets in excess of $20 billion.


          Subject to the transition rule described in Section 4.1 of this Agreement, the Basic Fee, as provided above, will be increased or decreased by the amount of a Performance Fee Adjustment ("Adjustment"). The Adjustment will be calculated as a percentage of the average month-end net assets of the Alliance Portfolio for the 36-month period ending with the then-ended quarter, and the Adjustment will change proportionately with the investment performance of the Alliance Portfolio relative to the investment performance of the Russell 1000 Growth Index (the "Index") for the same period. The Adjustment applies as follows:

--------------------------------------------------------------------------------
CUMULATIVE 36-MONTH PERFORMANCE                   ADJUSTMENT AS A PERCENTAGE OF
 OF ALLIANCE PORTFOLIO VS. INDEX                           BASIC FEE(1)
--------------------------------------------------------------------------------
Exceeds by more than +6%                                   +25%
Exceeds by 0% to +6%                         Linear increase between 0% and +25%
Trails by 0% to -6%                          Linear decrease between 0% and -25%
Trails by more than -6%                                    -25%
--------------------------------------------------------------------------------
(1) For purposes of applying the Adjustment, the Basic Fee will be calculated based on average month-end net assets over the same time period for which performance is measured. Linear application of the Adjustment provides for an infinite number of results within the stated range. Example: If the cumulative 36-month performance of the Alliance Portfolio versus the Index is +3%, an Adjustment of 12.5% or [(3% / 6%) x 25%] would apply. This would be calculated as [(a / b) x 25%], where a equals the percentage amount by which the performance of the Alliance Portfolio has exceeded the applicable baseline percentage for the linear

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

adjustment, and b equals the size of the range (as measured from zero) over which the linear adjustment applies. (Note that this example reflects rounding. In practice, calculations will be extended to the eighth decimal point.)

          4.1. TRANSITION RULE FOR CALCULATING ADVISER'S COMPENSATION. The Adjustment will not be fully operable until the close of the quarter ending August 31, 2004. Until that time, the following transition rules will apply:
          (A) JUNE 22, 2001 THROUGH AUGUST 30, 2002. The Adviser's compensation will be the Basic Fee. No Adjustment will apply during this period.
          (B) AUGUST 31, 2002 THROUGH AUGUST 31, 2004. Beginning August 31, 2002, the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between August 31, 2001 and the close of the quarter for which the Adviser's fee is being computed. During this period, the Adjustment will be calculated using cumulative performance of the Alliance Portfolio and the Index from August 31, 2001 through the end of the applicable quarter. For these purposes, the endpoints and size of the range over which a positive or negative Adjustment applies and the corresponding maximum fee adjustment amount will be multiplied by a fractional time-elapsed adjustment. The fraction will equal the number of months elapsed since August 31, 2001, divided by thirty-six. Example:
     Assume that Adviser's compensation is being calculated for the quarter ended November 30, 2003, and that the cumulative performance of the Alliance Portfolio versus the Index for the applicable period is + 3%. In this case, an Adjustment of 12.5% would apply. This would be calculated as [(a / c)(18.75%)], where a equals the percentage amount by which the performance of the Alliance Portfolio has exceeded the baseline percentage for the linear adjustment and c equals the size of the adjusted range (as measured from zero) over which the linear adjustment applies. The size of the adjusted range is determined as [(27/36) x 6%]= 4.5%. The value of "a/c" is 3% divided by 4.5% = 67%. Similarly, 18.75% is determined as [(27/36) x (25%)]. (Note that this example reflects rounding. In practice, calculations will be extended to the eighth decimal point.)
          (C) ON AND AFTER AUGUST 31, 2004. Commencing August 31, 2004, the Adjustment will be fully operable.

          4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

          (A) ALLIANCE PORTFOLIO PERFORMANCE. The investment performance of the Alliance Portfolio for any period, expressed as a percentage of the "Alliance Portfolio Unit Value" at the beginning of such period, shall be the sum of: (i) the change in the Alliance Portfolio Unit Value during such period; (ii) the unit value of the Fund's cash distributions from the Alliance Portfolio's net investment income and realized net capital gains (whether long-term or short-term) having an ex-dividend date occurring within such period; and (iii) the unit value of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains realized from the Alliance Portfolio. For this purpose, the unit value of distributions per share of realized capital gains, of dividends per share paid from investment income, and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in the Alliance Portfolio at the unit value in effect at the close of business on the record date for the payment

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

     of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes.
          (B) "ALLIANCE PORTFOLIO UNIT VALUE." The "Alliance Portfolio Unit Value" will be determined by dividing the total net assets of the Alliance Portfolio by a given number of units. Initially, the number of units in the Alliance Portfolio will equal a nominal value as determined by dividing initial assets by a unit value of $100.00 on September 1, 2001. Subsequently, as assets are added to or withdrawn from the Alliance Portfolio, the number of units of the Alliance Portfolio will be adjusted based on the unit value of the Alliance Portfolio on the day such changes are executed. Any cash buffer maintained by the Fund outside of the Alliance Portfolio shall neither be included in the total net assets of the Alliance Portfolio nor included in the computation of the Alliance Portfolio Unit Value.

          (C) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, shall be the sum of: (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

          (D) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the Alliance Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

          (E) EFFECT OF INCEPTION AND TERMINATION. The first quarterly fee payable to Adviser under Sections 4 and 4.1 of this Agreement shall be subject to pro rata adjustment based on the number of days during the quarter for which the Agreement was in effect as a percentage of the total number of days in such quarter. Similarly, in the event of termination of this Agreement, the fees provided in Sections 4 and 4.1 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

5. REPORTS. The Trust and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. COMPLIANCE. Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

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

7. STATUS OF ADVISER. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Fund in any way or otherwise be deemed an agent of the Fund or the Fund.

8. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect Adviser against any liability to the Fund, the Fund or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9. DURATION AND TERMINATION. This Agreement will become effective on June 22, 2001, and will continue in effect until June 22, 2003, and thereafter, only so long as such continuance is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

          Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

          This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) to the extent required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Fund of the Trust.

          As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Fund Act of 1940.

10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

11. PROXY POLICY. The Fund will vote the shares of all securities that it holds, unless other mutually acceptable arrangements are made with Adviser.

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

12. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ___ day of _______, 2001.


ATTEST:                             VANGUARD WORLD FUNDS

By ________________________         By: ________________________________________
                                        Chairman and Chief Executive Officer

ATTEST:                                 ALLIANCE CAPITAL MANAGEMENT L.P.

                                    By  Alliance Capital Management Corporation,
                                         its General Partner

By: _________________________       By: _____________________________________

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